Exhibit 99.1

Lantronix Appoints Philip Brace to Its Board of Directors

Irvine, CA – August 7, 2023 – Lantronix, Inc. (the “Company”) (NASDAQ: LTRX), a global provider of secure data access and management solutions for the industrial Internet of Things (IoT), today announced that technology executive Philip Brace is joining the Company’s Board of Directors as an independent director, effective as of August 8, 2023. Following the appointment of Mr. Brace, the Board will comprise six directors, all of whom are independent under applicable listing standards of the Nasdaq Stock Market.

“We are very pleased to have Phil Brace join our Board of Directors,” said Jeremy Whitaker, interim CEO and CFO of Lantronix. “Phil’s extensive knowledge and experience in high technology industries will provide a fresh perspective and tremendous insight to help us achieve our business goals.”

Brace has 30 years of experience in the semiconductor, server, IoT, and storage industries and has served in multiple roles across various disciplines, including software, hardware, engineering, marketing, and sales. His most recent role was CEO of Sierra Wireless, Inc. from 2021 to January 2023, where he led the company through operational improvements that increased profits by over 100% and grew revenue over 40%. Prior to this, Brace served as Executive Vice President of Veritas Technologies from 2019 to 2021 and President - Cloud Systems and Electronic Solutions at Seagate Technology from 2015 to 2017. Brace started his career at Intel Corporation and LSI Corporation, holding various engineering and management roles.

Brace received his Bachelor of Applied Science degree in Computer Engineering from the University of Waterloo and his Master’s degree in Electrical Engineering from California State University, Sacramento.

About Lantronix

Lantronix, Inc. is a global provider of secure data access and management solutions for Internet of Things (IoT) assets. Our mission is to be the leading supplier of IoT solutions that enable companies to dramatically simplify the creation, deployment, and management of IoT projects while providing secure access to data for applications and people.

With more than two decades of experience in creating robust machine to machine (M2M) technologies, Lantronix is an innovator in enabling our customers to build new business models and realize the possibilities of the Internet of Things. Our connectivity solutions are deployed inside millions of machines serving a wide range of industries, including industrial, medical, security, transportation, retail, financial, environmental and government.

Lantronix is headquartered in Irvine, California. For more information, visit www.lantronix.com.